EXHIBIT 99.1

CB Financial Services, Inc. Announces Merger Consideration Election Results for Pending Merger with First West Virginia Bancorp, Inc.

CARMICHAELS, Pa., April 27, 2018 (GLOBE NEWSWIRE) -- CB Financial Services, Inc. (“CB”) (Nasdaq:CBFV), the holding company for Community Bank, announced today the results of elections made by stockholders of First West Virginia Bancorp, Inc. (“FWVB”) (OTCQX:FWVB), the holding company for Progressive Bank, National Association, regarding the form of merger consideration to be received from CB in exchange for their shares of FWVB common stock when the merger of FWVB with and into CB is completed.  The election deadline was 5:00 p.m., Eastern Time, on April 23, 2018.

Under the terms of the merger agreement, FWVB stockholders were permitted to elect to receive either 0.9583 shares of CB common stock or $28.50 in cash for each share of FWVB common stock owned, subject to proration and allocation to ensure that, in the aggregate, 80% of the outstanding shares of FWVB common stock will be exchanged for shares of CB common stock and 20% will be exchanged for cash upon the completion of the merger.

Based on the 1,718,730 shares of FWVB common stock outstanding as of the election deadline, the election results are as follows:

  the holders of 1,326,686 shares of FWVB common stock (approximately 77.2% of outstanding shares) validly elected to receive stock;

  the holders of 184,382 shares of FWVB common stock (approximately 10.7% of outstanding shares) validly elected to receive cash; and

  the holders of 207,662 shares of FWVB common stock (approximately 12.1% of outstanding shares) made a valid “no election” or did not make an election.

Applying the allocation and proration procedures specified in the merger agreement to these elections results:

  FWVB stockholders who made a valid stock election with respect to their shares of FWVB common stock are to receive 0.9583 shares of CB common stock for each of their shares, plus cash in lieu of any fractional share of CB common stock;

  FWVB stockholders who made a valid cash election with respect to their shares of FWVB common stock are to receive $28.50 per share for each of their shares; and

  FWVB stockholders who made a valid “no election” or did not make an election are to receive 0.223473 shares of CB common stock for every share of FWVB common stock, plus cash in lieu of any fractional share of CB common stock, and $21.871473 in cash for every share of FWVB common stock.

CB will not issue any fractional shares of common stock.  Rather, FWVB stockholders will receive cash in lieu of fractional shares at a rate of $32.03912 per share.

CB expects to complete the merger on April 30, 2018, subject to the satisfaction of customary closing conditions.  CB anticipates that the merger consideration will be issued to FWVB stockholders who submitted valid election forms promptly after the completion of the merger.  Promptly after the completion of the merger, a letter of transmittal will be sent to all other remaining former FWVB stockholders so that they may exchange their shares of FWVB common stock for the merger consideration according to the election results described above.

FWVB stockholders with questions regarding their individual election results should contact CB’s exchange/paying agent, Computershare Trust Company, N.A., at 1-800-962-4284.

About CB Financial Services, Inc.

CB Financial Services, Inc. is the bank holding company for Community Bank, a Pennsylvania-chartered commercial bank. Community Bank operates 16 offices in Greene, Allegheny, Washington, Fayette, and Westmoreland Counties in southwestern Pennsylvania. Community Bank offers a broad array of retail and commercial lending and deposit services and provides commercial and personal insurance brokerage services through Exchange Underwriters, Inc., its wholly owned subsidiary.

Forward-Looking Statements

This press release contains "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act relating to the proposed merger. Forward-looking statements are typically identified by words such as "believe", "plan", "expect", "anticipate", "intend", "outlook", "estimate", "forecast", "will", "should", "project", "goal", and other similar words and expressions. These forward-looking statements involve certain risks and uncertainties. Among the factors that could cause actual results to differ materially from forward-looking statements contained in this press release are the ability to meet the closing conditions to the proposed merger on the expected terms and schedule and delay in closing the merger.  CB undertakes no obligation to revise these forward-looking statements or to reflect changes in events or circumstances after the date of this press release.

Contacts:
CB Financial Services, Inc.
Barron P. “Pat” McCune, Jr.
Vice Chairman and Chief Executive Officer
Patrick G. O’Brien
President
(724) 225-2400